Exhibit 99.2


                                                                        News


FOR IMMEDIATE RELEASE


Contact:                                  Richard Moyer
Scott Eckstein                            Investor Relations
Investor Relations                        Cameron Associates
Curative Health Services                  212-554-5466 x206
631-232-7044                              richard@cameronassoc.com


                CURATIVE HEALTH SERVICES ANNOUNCES ONE TIME GAIN
                      FROM SALE OF VENTURE CAPITAL INTEREST


Hauppauge, New York - October 9, 2002 - Curative Health Services, Inc.,
(Nasdaq: CURE), announced today that it expects to record a one time gain from the sale of its venture capital interest in Accordant Health Services, Inc. resulting from the announced sale of Accordant to AdvancePCS (Nasdaq: ADVP). The sale is expected to close in the fourth quarter of 2002.

Upon closing of the transaction, Curative expects to receive initial proceeds of approximately $4.14 million and to record a one time gain of approximately $0.08 cents per share in the fourth quarter of 2002. Depending upon circumstances under the terms of the agreement, Curative could also receive additional proceeds over the next 18 to 24 months.

"We are very pleased that our investment in Accordant Health Services has produced such a positive outcome for Curative," said Joseph Feshbach, Curative's Chairman and Chief Executive Officer. "It will provide additional liquidity for the Company to pursue its acquisition strategy in its Specialty Pharmacy Services business and further strengthens our balance sheet."

About Accordant

Accordant, based in Greensboro, N.C., focuses on assisting patients who have complex chronic diseases with the goal of improving clinical, patient satisfaction, and cost-of-care outcomes. The company relies on its expert "Tele-Web" system that integrates Internet and call-center technologies to enable flexible, intelligent and customized information sharing among patients, providers and health plans. Accordant is a leader in population-based disease management for a constellation of complex, chronic diseases including multiple sclerosis, Lupus, Parkinson's, rheumatoid arthritis, hemophilia, cystic fibrosis, and sickle cell anemia. Accordant has supported over 25,000 chronic patients whose participation has been sponsored by their health plan. Accordant's Medical Advisory Board is comprised of national medical experts who participate in the development and continuous quality improvement of the company's programs. For more information about Accordant, visit www.accordant.com or call 1-800-948-2497.

About Curative Health Services

Curative Health Services delivers superior clinical outcomes and unmatched patient satisfaction for patients experiencing serious medical conditions through two unique business units.

Curative's Specialty Pharmacy Services business unit provides services to help patients manage the health care process, and offers related pharmacy products to patients for chronic and critical disease states such as Hemophilia.

Curative's Specialty Healthcare Services ("SHS") business unit is an industry leader in chronic wound care management, consistently achieving an outcome success rate of more than 80 percent. SHS provides a broad continuum of services to health care providers through a nationwide network. This national network of more than 100 hospital-based Wound Care Center(R) programs has offered comprehensive treatment to over 300,000 patients, achieving more than a 95 percent patient satisfaction rate.

      For more information, visit www.curative.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in the government regulations relating to the Company's Specialty Healthcare Services or Specialty Pharmacy Services business units, changes in the regulations governing third party reimbursements for the Company's services, manufacturing shortages of products sold by Curative's Specialty Pharmacy Services business unit and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Readers of this release are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, Form 10Q for the quarter ended June 30, 2002, Amendment No. 3 to its Form S-3 filed May 23, 2002 and Form S-3 filed on May 28, 2002 for further discussion of these and other factors that could affect future results.

    Editors Note: This release is also available on the Internet over the World Wide Web at: http://www.curative.com
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